Exhibit 99.1

FOR IMMEDIATE RELEASE

Acusphere Announces Closing of Common Stock Offering

WATERTOWN, MA, September 28, 2005 — Acusphere, Inc. (NASDAQ: ACUS), today announced that it closed its offering of 3,566,000 shares of its common stock for estimated net proceeds of approximately $17.5 million, after deducting fees and commissions and estimated offering expenses.  Piper Jaffray & Co. is acting as sole manager for the offering.

A shelf registration statement relating to these securities has previously been filed with, and has been declared effective by, the Securities and Exchange Commission.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.  Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the final prospectus supplement together with the accompanying prospectus can be obtained from Piper Jaffray & Co. at 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402, (612) 303-6000.

About Acusphere, Inc.

Acusphere (NASDAQ:ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microparticle technology. Acusphere’s three initial product candidates are designed to address large unmet clinical needs within cardiology, oncology and asthma.